UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 11, 2010

WENDY’S/ARBY’S GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-2207 (Commission File Number)	38-0471180 (IRS Employer Identification No.)

1155 Perimeter Center West Atlanta, Georgia (Address of principal executive offices)	30338 (Zip Code)

Registrant’s telephone number, including area code: (678) 514-4100

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2010, Wendy’s/Arby’s Group, Inc. (the “Company”) announced the appointment of Ms. Hala Moddelmog, age 54, as President of Arby’s Restaurant Group, Inc., effective as of May 20, 2010.  She will report in that position to the Chief Executive Officer of the Company.

From December 2009 until the present, Ms. Moddelmog has been Chief Executive Officer of Catalytic Ventures, LLC (“Catalytic Ventures”), offering strategic and operating consulting services in the areas of food service, healthcare, franchising, retail and nonprofit, and evaluating investment opportunities primarily in food service and franchising. From September 2006 through November 2009, Ms. Moddelmog served as President and Chief Executive Officer of Susan G. Komen for the Cure, the world’s largest grassroots network fighting breast cancer.  From January 2005 to August 2006, she founded Catalytic Ventures to evaluate investment vehicles and consult within multi-unit international retail, franchising and food service arenas.  From May 1995 to December 2004, she was the President of Church’s Chicken, a division of AFC Enterprises, Inc. and one of the largest quick-service chicken concepts in the world.  Prior to that time, she held executive management and marketing positions at Church’s Chicken, AFA Service Corporation, which is an independent membership corporation that creates advertising and performs marketing for the Arby’s® restaurant system, and BellSouth, a regional telecommunications company.  Ms. Moddelmog has served on the Board of Directors of AMERIGROUP Corporation (NYSE:AGP) since August 2009.  She served on the Board of Directors of AMN Healthcare Services, Inc. (NYSE:AHS) from February 2008 to May 2010, on the Board of Directors of Fiesta Brands, Inc. from 2006 to 2008, and on the Board of Directors of HyperActive Technologies, Inc. from 2006 to 2007.  She also served on the Board of Trustees for the Georgia Southern University Foundation from 2005 to 2008 and for Clark Atlanta University from 2004 to 2006.

In connection with the appointment, the Company entered into a letter agreement with Ms. Moddelmog providing for her employment as President of Arby’s Restaurant Group, Inc. for a term of two years, at an annual base salary of $600,000, and with a target bonus percentage equal to 85% of her base salary (pro rated for 2010).  Subject to approval of the Compensation Committee of the Company’s Board of Directors, Ms. Moddelmog will be awarded stock options to purchase 250,000 shares of the Company’s common stock, which will be granted at the same time in 2010 that grants are made to other senior executives of the Company.

The agreement provides that the term of Ms. Moddelmog’s employment will be renewed for additional one-year periods unless either party delivers a notice of non-renewal at least 120 days prior to the expiration of the then current term.  Upon a termination of employment without “cause” or by Ms. Moddelmog due to a “Triggering Event” (each as defined in the agreement), Ms. Moddelmog would receive (i) the sum of her (a) annual base salary and (b) annual cash bonus, if any, for the year prior to such termination, payable in semi-monthly installments for a period of 12 months, (ii) a pro rata annual cash bonus for the year of termination, if earned based on actual performance, payable at the time bonuses are generally paid and (iii) a lump sum cash amount of $25,000 (which will increase by 10% on the second anniversary of the date of the agreement). Ms. Moddelmog would also receive, starting 12 months after the date of termination, an amount equal to her annual base salary, payable in semi-monthly installments for a period of 12 months (subject to offset if she has secured employment or is providing consulting services elsewhere). Additionally, Ms. Moddelmog would vest in that number of outstanding unvested stock options that would have vested if she had remained employed by the Company through the second anniversary of the effective date of the agreement, and any stock options that would have remained unvested as of such date shall be automatically forfeited.

If Ms. Moddelmog’s employment is terminated due to a Company-initiated non-renewal of the term, she would receive not less than eight months’ base salary, payable in semi-monthly installments beginning immediately after the expiration of the employment term and a pro rata bonus for the year of non-renewal.

All stock options will vest upon a termination of Ms. Moddelmog’s employment as a result of disability.

The severance payments under the agreement are conditioned on Ms. Moddelmog’s execution of a waiver and general release of claims in favor of the Company.

The agreement also contains restrictive covenants, including non-competition and non-solicitation covenants for 12 to 24 months following termination of her employment depending on the circumstances of such termination.

The foregoing summary of the terms and conditions of the Company’s agreement with Ms. Moddelmog is qualified in its entirety by reference to the agreement, a copy of which is filed as Exhibit 10.1 hereto and which is incorporated by reference into this Item 5.02.

A copy of the Company’s press release announcing the appointment of Ms. Moddelmog is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Letter agreement dated as of May 11, 2010 between Hala Moddelmog and Wendy’s/Arby’s Group, Inc.

99.1	Press release of Wendy’s/Arby’s Group, Inc. dated May 12, 2010.

signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 14, 2010

WENDY’S/ARBY’S GROUP, INC.

By: /s/ Nils H. Okeson
Nils H. Okeson
Senior Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Letter agreement dated as of May 11, 2010 between Hala Moddelmog and Wendy’s/Arby’s Group, Inc.
99.1	Press release of Wendy’s/Arby’s Group, Inc. dated May 12, 2010.